Exhibit A

Schedule of Transactions in Class I Shares

Date of Transaction	Title of Class	Number of Shares Acquired	Number of Shares Disposed	Price Per Share

11/30/2025 (1)	Class I Shares		1,608,027.27	$12.44

1. The Reporting Person was notified of the transaction on January 2, 2026.